EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 4/30/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/22/2025	Buy	14,301	8.01
4/24/2025	Buy	22,684	8.10
4/25/2025	Buy	6,143	8.28
4/28/2025	Buy	35,960	8.33
4/29/2025	Buy	800	8.33
4/30/2025	Buy	12,200	8.40